POWER OF ATTORNEY

This Power of Attorney is made on March 26, 2026.

I, Tatyana Kaplan, as an Officer of Middlesex Water Company effective March 26, 2026, hereby appoint Jay L. Kooper, Vice President, General Counsel & Secretary of Middlesex Water Company as Attorney-in-Fact on my behalf to apply for the access codes on Form ID and to act as account administrator in addition to preparing, signing and filing Section 16 Forms with respect to those transactions required to be reported, including but not limited to, change in ownership of any equity security, under Section 403 of the Sarbanes-Oxley Act of 2002 as the same amends Section 16 (a) of the Securities Exchange Act of 1934. I further authorize my Attorney-in-Fact to do any and all things necessary on my behalf to accomplish the foregoing in order that Section 16 Filings may be filed timely in accordance with the provisions of the Securities Exchange Act of 1934, as the same may be amended from time to time.

This Power of Attorney shall not be affected by subsequent disability or incapacity of the undersigned, or lapse of time.

By signing below, I acknowledge that I have received a copy of this Power of Attorney and that I understand its terms.

Witness:

/s/Lorrie B. Ginegaw
Lorrie B. Ginegaw

/s/Tatyana Kaplan
Tatyana Kaplan

State of New Jersey
County of Middlesex

I certify that on March 26, 2026, Tatyana Kaplan came before me and stated to my satisfaction that this person:

(a) was the maker of the above instrument, and
(b) executed this instrument as his/her own act.

Janine Y Bauer

Janine Y. Bauer
NOTARY PUBLIC
STATE OF NEW JERSEY
MY COMMISSION EXPIRES MARCH 1, 2031
COMMISSION: #2186835

/s/Janine Y. Bauer
Janine Y. Bauer
Notary Public, State of NJ
ID #2186835
My Commission Expires 03/01/2031